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                                                              Exhibit (a)(1)(iv)

                                                                    Attachment C

                         WatchGuard Technologies, Inc.

              Offer to Exchange Certain Outstanding Stock Options

                     Agreement to Grant Replacement Option

     In exchange for your agreement to cancel the outstanding option(s) granted under WatchGuard's 1996 Stock Incentive Compensation Plan or 2000 Stock Option Plan (the "Plans") that (a) you tendered on your Election Form (or, if applicable, on your most recent Notice of Change of Election) and (b) were automatically tendered pursuant to the terms of the Offer (the "Cancelled Options"), WatchGuard hereby promises to grant you, from the applicable Plan, a corresponding number of replacement options on or after _____________, 2002 (the Replacement Grant Date, which will be at least six months and one day after __________, 2001, the Cancellation Date). Each replacement option shall be granted under the applicable Plan and shall have the terms and conditions to be set forth in a new stock option agreement between WatchGuard and you, which will include:

     . the number of shares subject to the replacement option will be equal to the number of shares subject to the corresponding Cancelled Option;

     . the exercise price of the replacement option will be equal to the average of the high and low sales prices of a share of WatchGuard common stock (the "Fair Market Value") on the Replacement Grant Date;

     . the replacement option will be vested and exercisable on the Replacement Grant Date as to the number of shares that would have been vested under the corresponding Cancelled Option as of the Replacement Grant Date had it not been cancelled and continued to vest on its original schedule, with an additional 2.0833% of the replacement option to vest thereafter on the monthly anniversary of the Replacement Grant Date, so long as you maintain your Service Status (as defined below); and

     . each replacement option will be subject to the other terms and conditions of the applicable Plan and the stock option agreement of the corresponding Canceled Option.

     The stock option agreements for your Cancelled Options have been cancelled as of the Cancellation Date and have no further force or effect.

     In order to receive replacement options, you must have the same status as an employee, consultant or director (as applicable) of WatchGuard, any WatchGuard subsidiary or any successor company to WatchGuard (as applicable) (your "Service Status") on the Replacement Grant Date you had with WatchGuard (or its subsidiary) on the Cancellation Date. This Agreement does not convey any right to remain employed or engaged by WatchGuard or its subsidiaries (or any successor corporation) or to retain the same Service Status. If your
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employment, consulting or director relationship is currently at will, it will continue to be at will and the Offer will not change your Service Status or the status of any existing employment or consulting agreements to which you may be a party. If you voluntarily terminate your employment with, or if your employment is terminated by, WatchGuard (or its subsidiary or successor company), for any reason before the Replacement Grant Date, you will lose all rights you have to receive any replacement options, the return of your Cancelled Options or any other consideration for your Canceled Options.

     This Agreement is subject to the terms and conditions of the Offering Memorandum dated July 2, 2001 and the Election Form (or, if applicable, your most recent Notice of Change of Election) with which you tendered the Cancelled Options, both of which are incorporated herein by reference. These documents reflect the entire agreement between you and WatchGuard with respect to this transaction.

     Capitalized terms not otherwise defined in this agreement have the meanings given those terms in the Offering Memorandum.

     Please call Janice Clusserath at (206) 613-6616 if you have any questions.


__________________ __, 2001             WATCHGUARD TECHNOLOGIES, INC.


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                                        By:
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                                        Title:
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